Cardiovascular Systems ANNOUNCES PLANS FOR NEW CORPORATE HEADQUARTERS

•	Facility to Accommodate Anticipated Growth

•	Company Will Remain in New Brighton, Minn.

St. Paul, Minn., June 11, 2014 - Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), today announced plans to build a new corporate headquarters in New Brighton, Minn. The 125,000-square-foot, two-story building will have space for more than 500 employees and contain dedicated research and development, training and education, and manufacturing facilities. CSI’s headquarters will be located in the New Brighton Exchange, a 100-acre parcel of land at the northwest corner of Interstates 35-W and 694, approximately 10 minutes from downtown Minneapolis. Construction by Ryan Companies U.S., Inc., will begin immediately. CSI was represented by TaTonka Real Estate Advisors, and Fredrikson & Byron, PA as counsel.

“With the company’s strong revenue gains from the high growth of our peripheral business and recent FDA approval of our technology for a coronary application, we have outgrown our current facilities,” said David L. Martin, CSI president and chief executive officer. “We’re fortunate to have found a location that allows us to remain in New Brighton-a community we’ve called home and supported since 2005-while continuing to expand and prosper as an organization.”

Martin added, “There are over 16 million people in the United States diagnosed with coronary artery disease and an estimated 12 million Americans suffer from peripheral artery disease. Expanding our operations will enable CSI to help a growing number of people within these large and underserved patient populations.”

CSI recently reported financial results for its fiscal third quarter ended March 31, 2014. The company’s third-quarter revenues grew to $34.9 million, a 32 percent gain from the third quarter of fiscal 2013. In the first nine months of fiscal 2014, revenues increased to $97.0 million, up 29 percent from the fiscal 2013 nine-month period.

According to Martin, CSI will own its new headquarters and be the building’s only tenant. The company today has 191 employees in the Twin Cities and is targeting March 2015 for occupancy. In addition to its Minnesota operations, CSI has a manufacturing facility in Texas that currently employs 43 people.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Peripheral Artery Disease (PAD)
More than 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Cardiovascular Systems, Inc.
June 11, 2014

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue-a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, over 146,000 of CSI’s devices have been sold to leading institutions across the United States. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the timeline for constructing and completing the new headquarters; (ii) anticipated growth and expansion of CSI; and (iii) potential future results of CSI, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to construction delays and complications; dependence on market growth; the reluctance of physicians and hospitals to accept new products; the effectiveness of the Stealth 360 and the Diamondback 360 Coronary OAS; actual clinical trial and study results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com